Filed Pursuant to Rule 424(b)(3)

Registration No. 333-256152

SUPPLEMENT NO. 3, DATED AUGUST 17, 2021

(to the Proxy Statement/Prospectus dated July 26, 2021)

SUPPLEMENT TO

PROXY STATEMENT FOR ANNUAL GENERAL MEETING OF AJAX I

PROSPECTUS FOR UP TO 9,217,757 UNITS, 89,443,433 CLASS A ORDINARY SHARES, 8,944,343 CLASS B ORDINARY SHARES, 750,000,000 CLASS C ORDINARY SHARES, 41,254,590 WARRANTS
AND 41,254,590 CLASS A ORDINARY SHARES UNDERLYING WARRANTS
OF CAPRI LISTCO

This Supplement No. 3, dated August 17, 2021 (this “Supplement”), updates and supplements the proxy statement/prospectus dated July 26, 2021 (the “Proxy Statement/Prospectus”) with the information contained in the Current Report on Form 8-K of Ajax I, dated August 17, 2021. Capri Listco (“Listco”) filed the Proxy Statement/Prospectus with the U.S. Securities and Exchange Commission (“SEC”) as part of a registration statement on Form F-4 (Registration No. 333-256152).

This Supplement is being filed by Listco with the SEC to supplement certain information contained in the Proxy Statement/Prospectus. Capitalized terms used but not defined herein have the meanings ascribed to them in the Proxy Statement/Prospectus.

This Supplement is not complete without, and may not be utilized except in connection with, the Proxy Statement/Prospectus, including any supplements and amendments thereto.

You should read carefully and in their entirety this Supplement and the Proxy Statement/Prospectus and all accompanying annexes and exhibits. In particular, you should review and consider carefully the matters discussed under the heading “Risk Factors” beginning on page 48 of the Proxy Statement/Prospectus.

Neither the SEC nor any state securities commission has approved or disapproved of the Business Combination (as defined in the Proxy Statement/Prospectus) or the issuance of Listco securities or determined if the Proxy Statement/Prospectus or this Supplement is accurate or complete. Any representation to the contrary is a criminal offense.

This supplement to the Proxy Statement/Prospectus is dated August 17, 2021

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

 FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): August 17, 2021

Ajax I
(Exact name of registrant as specified in its charter)

Cayman Islands	001-39660	98-1554459
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

667 Madison Avenue New York, NY	10065
(Address of Principal Executive Office)	(Zip Code)

(212) 655-2685

Registrant’s telephone number, including area code

Not Applicable

(Former name or former address, if changed since last report)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbols(s)	Name of each exchange on which registered
Units, each consisting of one Class A ordinary share and one-fourth of one redeemable warrant	AJAX.U	New York Stock Exchange

Class A ordinary shares, par value $0.0001 per share	AJAX	New York Stock Exchange

Redeemable warrants, each whole warrant exercisable for one Class A ordinary share at an exercise price of $11.50	AJAX WS	New York Stock Exchange

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01. Other Events.

As previously disclosed, on March 29, 2021, Ajax I, a Cayman Islands exempted company (“Ajax”), entered into a business combination agreement (as amended, the “Business Combination Agreement”) with Cazoo Holdings Limited, a private limited company formed under the laws of England and Wales (“Cazoo”), and Capri Listco, a Cayman Islands exempted company (“Listco”), pursuant to which Ajax will consummate its initial business combination with Cazoo (the “Business Combination”).

In connection with the Business Combination, as of August 16, 2021, shareholders of Ajax elected to redeem an aggregate of 58,202,742 Class A ordinary shares of Ajax.

Annual General Meeting Information

As previously announced, the annual general meeting of Ajax shareholders (the “Annual General Meeting”) will be held on August 18, 2021 at 10:00 a.m., Eastern Time. The Annual General Meeting will be held at https://www.cstproxy.com/ajaxi/sm2021 and at the offices of Kirkland & Ellis LLP, 609 Main Street, Suite 4700, Houston, Texas 77002. In light of ongoing developments related to coronavirus (“COVID-19”), after careful consideration, Ajax has determined that the meeting will be a hybrid virtual meeting conducted via live webcast in order to facilitate shareholder attendance and participation while safeguarding the health and safety of its shareholders, directors and management team. The purpose of the Annual General Meeting is to vote on certain proposals relating to the previously announced Business Combination. All information about the Annual General Meeting, including the definitive proxy statement, is available at https://www.cstproxy.com/ajaxi/sm2021.

Additional Information and Where to Find It

This Current Report on Form 8-K relates to the proposed Business Combination. In connection with the proposed Business Combination Listco has filed a registration statement on Form F-4 that includes a proxy statement of Ajax in connection with Ajax’s solicitation of proxies for the vote by Ajax’s shareholders with respect to the proposed Business Combination and a prospectus of Listco, which has become effective. The definitive proxy statement has been sent to all Ajax shareholders and Listco and Ajax will also file other documents regarding the proposed Business Combination with the Securities and Exchange Commission (the “SEC”). This Current Report on Form 8-K does not contain all the information that should be considered concerning the proposed Business Combination and is not intended to form the basis of any investment decision or any other decision in respect of the Business Combination. Before making any voting or investment decision, investors and security holders are urged to read the registration statement, the definitive proxy statement and all other relevant documents filed or that will be filed with the SEC in connection with the proposed Business Combination because they contain important information about the proposed transaction.

Investors and security holders may obtain free copies of the registration statement, definitive proxy statement and all other relevant documents filed or that will be filed with the SEC by Ajax and Listco through the website maintained by the SEC at www.sec.gov. In addition, the documents filed by Ajax may be obtained free of charge from Ajax’s website at https://www.ajaxcap.com or by written request to Ajax at 667 Madison Avenue, New York, NY 10065 and documents filed by Cazoo may be obtained free of charge from Cazoo’s website at https://www.cazoo.co.uk or by written request to Cazoo at 41-43 Chalton St, Somers Town, London NW1 1JD, United Kingdom.

Participants in the Solicitation

Ajax, Listco and Cazoo and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from Ajax’s shareholders with respect to the proposed business combination. Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of proxies in connection with the Business Combination, including a description of their direct or indirect interests, by security holdings or otherwise, are set forth in the Proxy Statement. Information regarding the directors and executive officers of Ajax is contained in Ajax’s Annual Report on Form 10-K/A for the year ended December 31, 2020, filed with the SEC on May 7, 2021. These filings are available free of charge at the SEC’s web site at www.sec.gov. Shareholders, potential investors and other interested persons should read the Proxy Statement carefully before making any voting or investment decisions. You may obtain free copies of these documents from the sources indicated above.

No Offer or Solicitation

This Current Report on Form 8-K does not constitute an offer to sell or exchange, or the solicitation of an offer to buy or exchange any securities, or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation, sale or exchange would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of section 10 of the Securities Act, or an exemption therefrom.

Forward-Looking Statements

This Current Report on Form 8-K contains certain forward-looking statements within the meaning of the federal securities laws with respect to the proposed business combination, including statements regarding the benefits of the transaction, the anticipated timing of the transaction, the services offered by Cazoo and the markets in which it operates, and Cazoo’s projected future results. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in Current Report on Form 8-K, including but not limited to: (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the proposed business combination; (2) the outcome of any legal proceedings that may be instituted against Ajax, Cazoo, Listco or others following the announcement of the proposed business combination and any definitive agreements with respect thereto; (3) the inability to complete the proposed business combination due to the failure to obtain approval of the shareholders of Ajax, to obtain financing to complete the proposed business combination or to satisfy other conditions to closing; (4) changes to the proposed structure of the proposed business combination that may be required or appropriate as a result of applicable laws or regulations; (5) the ability to meet stock exchange listing standards following the consummation of proposed business combination; (6) the risk that the proposed business combination disrupts current plans and operations of Ajax or Cazoo as a result of the announcement and consummation of the proposed business combination; (7) the ability to recognize the anticipated benefits of the proposed business combination, which may be affected by, among other things, competition, the ability of the combined company to grow and manage growth profitably, maintain relationships with customers and suppliers and retain its management and key employees; (8) costs related to the proposed business combination; (9) changes in applicable laws or regulations; (10) the possibility that Ajax, Cazoo or the combined company may be adversely affected by other economic, business, and/or competitive factors; (11) the impact of COVID-19 on Cazoo’s business and/or the ability of the parties to complete the proposed business combination; (12) Cazoo’s estimates of expenses and profitability and underlying assumptions with respect to shareholder redemptions and purchase price and other adjustments; and (13) other risks and uncertainties set forth in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in the registration statement on Form F-4 and the proxy statement/prospectus included therein. The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties described in the “Risk Factors” section of Ajax’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and other documents filed by Ajax and Listco from time to time with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and Cazoo, Ajax and Listco assume no obligation and do not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise. None of Cazoo, Ajax or Listco gives any assurance that any of Cazoo, Ajax or Listco will achieve its expectations.

SIGNATURES

Pursuant to the requirements of the Exchange Act, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Ajax I
August 17, 2021
	By:	/s/ J. Morgan Rutman
	Name:	J. Morgan Rutman
	Title:	Chief Financial Officer

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